Exhibit (d)(5)

POST OFFER PUBLIC ANNOUNCEMENT TO THE SHAREHOLDERS OF

PATNI COMPUTER SYSTEMS LIMITED

This Announcement (“Post Offer PA”) is being issued by Kotak Mahindra Capital Company Limited (“Manager to the Offer”), for and on behalf of Pan-Asia iGATE Solutions and iGATE Global Solutions Limited (hereinafter jointly referred to as the “Acquirers”), along with iGATE Corporation as the person acting in concert (hereinafter referred to the “PAC”), pursuant to, and in compliance with, among others, Regulation 10 and Regulation 12 of the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997 and subsequent amendments thereto (“Regulations”).

This Post Offer PA is in continuation of, and should be read in conjunction with, the Public Announcement (“PA”) issued on January 11, 2011, the Corrigendum to the Public Announcement (“Corrigendum”) issued on March 30, 2011 and the Letter of Offer dated March 28, 2011 (“Letter of Offer”) dispatched to the Shareholders on behalf of the Acquirers and the PAC, whereby the Acquirers and the PAC had made an open offer (“Offer”) to acquire 2,70,85,565 fully paid-up equity shares having a face value of Rs.2/- each representing 20% of the Diluted Equity Capital of Patni Computer Systems Limited (“Target Company”) at a price of Rs. 503.50/- (Rupees Five Hundred Three and Paisa Fifty only) per Share, payable in cash.

The details subsequent to the completion of the above-mentioned Offer are as follows:

1		Name of the Target Company	:	Patni Computer Systems Limited

2		Name of the Acquirers including PAC	:

Acquirers

Pan-Asia iGATE Solutions (Registered Office: IFS Court Twenty Eight, Cybercity, Ebene, Mauritius, Tel: +230 467 3000, Fax: +230 467 4000)

iGATE Global Solutions Limited (Registered Office: 158-162(P) & 165(P)-170(P), EPIP Phase II, Whitefield, Bangalore - 560 066, India, Tel: +91 80 4104 0000, Fax: +91 80 4104 1123)

PAC

iGATE Corporation (Registered Office: Park West Two - Suite 410, 2000 Cliff Mine Road, Pittsburgh, PA 15275, U.S.A. Tel: +1 412 490 9620, Fax: +1 412 494 9272)

3		Name of the Manager to the Offer	:	Kotak Mahindra Capital Company Limited

4		Name of the Registrar to the Offer	:	Karvy Computershare Private Limited

5		Other Details

	a	Date of opening of the Offer	:	April 8, 2011

	b	Date of closure of the Offer	:	April 27, 2011

6		Details of the acquisition	:

No.	Item	Proposed in the Letter of Offer	Actual
a.	Offer Price	Rs.503.50/- per fully paid up equity share	Rs.503.50/- per fully paid up equity share
b.	Shareholding of the Acquirers & PAC (No. & %) before the PA	Nil	Nil
c.	Shares acquired by way of MOU or market purchases triggering the Offer (No. & %)	8,30,05,150 (61.29%#)	8,30,05,150 (61.29%#)
d.	Shares acquired in the Offer (No. & %)	2,70,85,565 (20.0%#)	2,70,85,565 (20.0%#)
e.	Size of the Offer (No. of Shares multiplied by Offer Price per Share)	Rs. 1363,75,81,978/-	Rs. 1363,75,81,978/-

f.	Shares acquired after PA but before 7 working days prior to closure date, if any (No. & %)	Nil		Nil
g.	Shares sold by way of Market Sales	Nil		Nil
h.	Post Offer shareholding of Acquirer & PAC (No. & %) (b + c + d + f - g)	11,00,90,715 (81.29%#)		11,00,90,715 (81.29%#)
i.	Pre & Post Offer	Pre Offer	Post Offer^	Pre Offer	Post Offer^
	shareholding of Public (No. & %)	4,84,13,930 shares (36.84%*)	2,53,37,108 shares (18.71%#)	4,84,13,930 shares (36.84%*)	2,53,37,108 shares (18.71%#)

*	Percentage shareholding calculated based on the paid-up equity share capital of the Target Company as on January 7, 2011
#	Percentage shareholding calculated based on the Diluted Equity Capital
^	Assuming exercise of 37,76,493 ESOPs issued by the Target Company under the Employee Stock Option Scheme

7.	The total valid shares tendered under the offer were 3,43,76,254 and the total Shares accepted under the offer are 2,70,85,565 amounting to an acceptance ratio of 78%.

8.	Instructions have been issued to the escrow bank to release the balance funds lying in the escrow account.

9.	Karvy Computershare Private Limited, the Registrar to the Offer, has confirmed to us, vide their letter dated May 5, 2011, that payments of Shares validly tendered and accepted under the Offer have been dispatched to all the Shareholders whose Shares have been accepted under the Offer. Shares tendered pursuant to invalid tenders have also been returned to respective Shareholders and rejection has been communicated to such Shareholders.

10.	All investor queries/ complaints received have been responded to appropriately.

11.	The Shares acquired in the Offer are in the process of being transferred to the Acquirers.

This Post Offer PA should be read in conjunction with the PA, the Corrigendum and the Letter of Offer. Terms used but not defined in this Post Offer PA shall have the meaning assigned to them in the PA, the Corrigendum and/or Letter of Offer.

The Acquirers, the PAC and the boards of directors of the Acquirers and the PAC accept full responsibility for the information contained in this Post Offer PA (other than any information in respect of the Target Company) and also accept responsibility for the obligations of the Acquirers and the PAC as set out in the Regulations.

This Post Offer PA is expected to be available on the SEBI website at http://www.sebi.gov.in

Issued by the Manager to the Offer for and on behalf of the Acquirers and the PAC

Kotak Mahindra Capital Company Limited

Bakhtawar 1st Floor, 229

Nariman Point, Mumbai – 400 021

Tel. No.: +91-22-66341110

Fax No.: +91-22-22840492

Contact Person: Mr. Chandrakant Bhole

Email: project.patnioffer@kotak.com

Dated: May 9, 2011

Place: Mumbai